June 2013

Pricing Sheet dated June 28, 2013 relating to
Amendment No. 1 to Preliminary Pricing Supplement No. 851 dated June 10, 2013 to
Registration Statement No. 333-178081
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Dual Directional Trigger Securities Based on the Value of the S&P 500® Index due June 29, 2018
Principal at Risk Securities
PRICING TERMS – JUNE 28, 2013
Issuer:	Morgan Stanley
Maturity date:	June 29, 2018
Valuation date:	June 26, 2018, subject to postponement for non-index business days and certain market disruption events
Index:	S&P 500® Index
Aggregate principal amount:	$28,000,000
Payment at maturity:
•  If the final index value is greater than the initial index value:
   $10 + ($10 × index percent change x leverage factor)
•  If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level:
   $10 + ($10 × absolute index return); or
In this scenario, you will receive a 1% positive return on the securities for each 1% negative return on the index.  In no event will this amount exceed the stated principal amount plus $3.50.
•  If the final index value is less than the trigger level:
   $10 × index performance factor.
This amount will be less than the stated principal amount of $10, and will represent a loss of at least 35%, and possibly all, of your investment.

Upside leverage factor:	110%
Index percent change:	(final index value – initial index value) / initial index value
Absolute index return:	The absolute value of the index percent change. For example, a –5% index percent change will result in a +5% absolute index return.
Index performance factor:	final index value / initial index value
Initial index value:	1,606.28, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Trigger level:	1,044.082, which is 65% of the initial index value
Stated principal amount / Issue price:	$10 per security (see “Commissions and issue price” below)
Pricing date:	June 28, 2013
Original issue date:	July 3, 2013 (3 business days after the pricing date)
CUSIP / ISIN:	61762E547 / US61762E5472
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

Estimated value on the pricing date:	$9.3066 per security. See “Summary of Pricing Supplement” in the accompanying preliminary pricing supplement.
Commissions and issue price:	Price to public(1)	Agent’s commissions(1)(2)	Proceeds to issuer(3)
Per security	$10.00	$0.30	$9.70
Total	$28,000,000	$840,000	$27,160,000

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $9.90 per security.  Please see “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.30 for each security they sell.  For additional information, see “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(3)	See “Description of Securities––Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Morgan Stanley.  The Buffered PLUS are not sponsored, endorsed, sold or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the Buffered PLUS.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Amendment No. 1 to Preliminary Pricing Supplement No. 851 dated June 10, 2013    Prospectus Supplement dated November 21, 2011
Index Supplement dated November 21, 2011                Prospectus dated November 21, 2011

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.